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EMS TECHNOLOGIES, INC.

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On March 16, 2011, EMS Technologies, Inc. issued the following news release:

NEWS RELEASE
Contact: Evangela Rodgers Phone: 770.798.6822 Mobile: 404.889.3140 E-mail: rodgers.e@ems-t.com www.ems-t.com
EMS Technologies Awarded Five-Year Production Award for Iridium NEXT Fast Switch Matrix
EMS Selected to Provide Key Signal-Routing Hardware for 81 Satellites

ATLANTA, March 16, 2011 — Global connectivity leader EMS Technologies, Inc. (NASDAQ: ELMG) announced today that the company’s Defense & Space Division will provide cost-effective L-band communications hardware for Iridium NEXT, Iridium Communications Inc.’s next-generation constellation of low-earth orbiting (LEO) cross-linked satellites.

Thales Alenia Space, the satellite prime contractor, awarded EMS a contract to provide the fast switch matrix (FSM) for the Iridium NEXT payload. The Iridium NEXT launch is expected to begin in 2015. Upon completion of the project, Iridium NEXT will support L-band data speeds of 1.5 Mbps or 11 times faster than the current network, with global coverage (including regions not served by geostationary satellites) and a capacity of up to three million subscribers.
EMS’s heritage with fast switch matrix systems, as well as its ability to meet the demands of performance requirements, put the company in a leading position to provide equipment on the satellite. Additionally, EMS’ approach to manufacturing the FSM improves upon the previous constellation and will support Iridium’s critical hardware delivery schedules in order to meet its aggressive launch timetable.
EMS is leveraging its technological strengths in commercial airborne product design, its considerable space experience from Iridium’s current network and previous work with Thales on Intelsat IX, to deliver signal routing hardware that is critical to Iridium’s next-generation system. EMS’s extensive knowledge of the function of the transmit/receive modules on the main mission antenna will also help to optimize the performance of the fast switch matrices within the communications system architecture. First deliveries of the hardware are scheduled to begin in 2012.

“We are pleased to have the confidence and trust of Thales Alenia Space,” said Neil Mackay, president and CEO of EMS Technologies, Inc. “It is evidence of our continued strength in airborne and space technologies and it also complements our strategic initiative to pursue higher volume, more commercial-oriented opportunities within our Defense & Space business.”
“Iridium has enjoyed a longstanding relationship with EMS as a technology partner and reseller of Iridium to its aviation customers. We’re pleased to extend that relationship with their selection by Thales Alenia Space as the FSM supplier for our next-generation satellites,” said Matt Desch, CEO, Iridium. “We value their innovative approaches and look forward to their continued collaborative efforts toward new and exciting applications around our network, both today, and with Iridium NEXT.”
Today’s announcement is in keeping with Thales Alenia Space’s intent to work with a broad consortium of world-class technical partners on the Iridium NEXT launch.
About EMS Technologies
As one of the world’s leading providers of wireless connectivity solutions, EMS Technologies, Inc. keeps people and systems connected — on land, at sea, in the air or in space. EMS offers industry-leading technology to support AeroConnectivity and Global Resource Management markets though a broad range of cutting-edge satellite and terrestrial network products; ensuring that businesses, assets and people stay safely connected and enabling universal mobility, visibility and intelligence. EMS (NASDAQ: ELMG) serves customers through operations in 12 countries.
www.ems-t.com
About EMS Defense & Space
EMS Defense & Space, a division of EMS Technologies, Inc. is a leading provider of antenna and beam management systems for a broad range of military and commercial applications, including mobile network-centric operations and radar for battlefield visibility. Utilizing innovative and cutting-edge technology, the division’s products and services enable secure and vital RF links in the air, in space, at sea and on the ground.
www.emsdss.com
Editor’s Note: Visit EMS Technologies Booth #369 at Satellite 2011.
Reporters please contact:
Evangela Rodgers, EMS Technologies Defense & Space
Phone: 770.798.6822 • Mobile: 404.889.3140
rodgers.e@ems-t.com

Additional Information and Where to Find It
In connection with the proxy contest initiated by MMI Investments, L.P., EMS Technologies, Inc. (the “Company”) has filed a preliminary Proxy Statement for the 2011 Annual Meeting of Shareholders with the Securities and Exchange Commission (the “SEC”). Shareholders are urged to read the Proxy Statement, as well as other documents filed with the SEC, because they will contain important information. The definitive Proxy Statement will be mailed to shareholders of the Company. Shareholders may obtain free copies of these documents (when they are available) and other documents filed with the SEC at the Company’s website (www.ems-t.com) under the heading “Investor Relations”, at the SEC’s website (www.sec.gov), or by contacting the Company at (770) 729-6512. Shareholders should read carefully the definitive proxy statement and WHITE proxy card when they become available before making any voting decision.
Information Regarding Participants
The Company, its directors and certain of its officers and employees are participants in a solicitation of proxies in connection with the Company’s 2011 Annual Meeting of Shareholders. Information with respect to the identity of these participants in the solicitation and a description of their direct or indirect interest in the Company, by security holdings or otherwise, is contained in the preliminary Proxy Statement filed by the Company with the SEC on March 10, 2011. Shareholders may obtain free copies of this information at the Company’s website (www.ems-t.com) under the heading “Investor Relations,” the SEC’s website at (www.sec.gov), or by contacting the Company at (770) 729-6512 or 660 Engineering Drive, Norcross, Georgia 30092, Attention: Secretary. As of the date hereof, the Company’s directors, officer and employees who are participants collectively own an aggregate of: (1) 564,488 shares of common stock of the Company, including options that are currently exercisable or will be exercisable within 60 days, and (2) 61,193 nonvoting phantom-share units.
Forward-Looking Statements
Statements contained in this press release regarding the Company’s expectations for its financial results for 2011 and the potential for various businesses and products are forward-looking statements. Actual results could differ materially from those statements as a result of a wide variety of factors. Such factors include, but are not limited to economic conditions in the U.S. and abroad and their effect on capital spending in our principal markets; difficulty predicting the timing of receipt of major customer orders, and the effect of customer timing decisions on our results; our successful completion of technological development programs and the effects of technology that may be developed by, and patent rights that may be held or obtained by, competitors; U.S. defense budget pressures on near-term spending priorities; uncertainties inherent in the process of converting contract awards into firm contractual orders in the future; volatility of foreign currency exchange rates relative to the U.S. dollar and their effect on purchasing power by international customers, and on the cost structure of the our operations outside the U.S., as well as the potential for realizing foreign exchange gains and losses associated with assets and liabilities denominated in foreign currencies; successful resolution of technical problems, proposed scope changes, or proposed funding changes that may be encountered on contracts; changes in our consolidated effective income tax rate caused by the extent to which actual taxable earnings in the U.S., Canada and other taxing jurisdictions may vary from expected taxable earnings, changes in tax laws, and the extent to which deferred tax assets are considered realizable; successful transition of products from development stages to an efficient manufacturing environment; changes in the rates at which our products are returned for repair or replacement under warranty; customer response to new products and services, and general conditions in our target markets (such as logistics and space-based communications) and whether these responses and conditions develop according to our expectations; the increased potential for asset impairment charges as unfavorable economic or financial market conditions or other developments might affect the estimated fair value of one or more of our business units; the success of certain of our customers in marketing our line of high-speed commercial airline communications products as a complementary offering with their own lines of avionics products; the availability of financing for various mobile and high-speed data communications systems; risk that unsettled conditions in the credit markets may make it more difficult for some customers to obtain financing and adversely affect their ability to pay, which in turn could have an adverse impact on our business, operating results and financial condition; development of successful working relationships with local business and government personnel in connection with distribution and manufacture of products in foreign countries; the demand growth for various mobile and high-speed data communications services; our ability to attract and retain qualified senior management and other personnel, particularly those with key technical skills; our ability to effectively integrate our acquired businesses, products or technologies into our existing businesses and products, and the risk that any such acquired businesses, products or technologies do not perform as expected, are subject to undisclosed or unanticipated liabilities, or are otherwise dilutive to our earnings; the potential effects, on cash and results of discontinued operations, of final resolution of potential liabilities under warranties and representations that we made, and obligations assumed by purchasers, in connection with our dispositions of discontinued operations; the availability, capabilities and performance of suppliers of basic materials, electronic components and sophisticated subsystems on which we must rely in order to perform according to contract requirements, or to introduce new products on the desired schedule; uncertainties associated with U.S. export controls and the export license process, which restrict our ability to hold technical discussions with customers, suppliers and internal engineering resources and can reduce our ability to obtain sales from customers outside the U.S. or to perform contracts with the desired level of efficiency or profitability; our ability to maintain compliance with the requirements of the Federal Aviation Administration and the Federal Communications Commission, and with other government regulations affecting our products and their production, service and functioning; and costs associated with a recent announcement by one of shareholders that it intends to nominate four directors to our

Board. Further information concerning relevant factors and risks are identified under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2010.
Non-GAAP Financial Measures
This press release contains information regarding our projected range for earnings before interest expense, income taxes, depreciation and amortization and stock-based compensation and excluding impairment loss related charges and acquisition-related items (“Adjusted EBITDA”) for 2011. The Company believes that this non-GAAP financial measure provides useful information to investors, lenders and financial analysts because (i) this measure is more comparable with the results for prior fiscal periods, and (ii) by excluding the potential volatility related to the timing and extent of nonoperating activities, such as acquisitions or revisions of the estimated value of post-closing earn-outs, it provides a useful means of evaluating the success of the Company’s ongoing operating activities. The Company uses Adjusted EBITDA, together with other appropriate metrics, to set goals for and measure the performance of its operating businesses, to determine management’s incentive compensation, and to assess the Company’s compliance with debt covenants. Management further considers Adjusted EBITDA an important indicator of operational strengths and performance of its businesses. EBITDA measures are used historically by investors, lenders and financial analysts to estimate the value of a company, to make informed investment decisions and to evaluate performance. Management believes that Adjusted EBITDA facilitates comparisons of our results of operations with those of companies having different capital structures. In addition, a measure similar to Adjusted EBITDA is a component of our bank lending agreement, which requires certain levels of Adjusted EBITDA to be achieved by the Company. This information should not be considered in isolation or in lieu of the Company’s operating and other financial information determined in accordance with GAAP. In addition, because EBITDA and adjustments to EBITDA are not determined consistently by all entities, Adjusted EBITDA as presented may not be comparable to similarly titled measures of other companies. We have not provided a quantitative reconciliation of projected Adjusted EBITDA for 2011. Not all of the information necessary for quantitative reconciliation is available to us at this time without unreasonable efforts; this is due primarily to variability and difficulty in making accurate detailed forecasts and projections. Accordingly, we do not believe that reconciling information for such projected figures would be meaningful.